EXHIBIT 4.139
Dr. Bókai Judit közjegyző
Budapest, II. ker. Kapás u. 31., V. em. 43.
Postacím: 1277 Budapest, Pf. 86.
Tel: 201-5083, 212-4265, Fax: 212-4275
Honlap: www.bokai.hu
English licence No. 2/2008.
Deed Number: 11015/Ü/94/2010.
Certified Office Copy
NOTARIAL DEED
Before me, Dr. Vető Péter Notary substitute, acting for Dr. Judit Bókai, a Notary of Budapest, the following Parties appeared at the Notary’s office (1027 Budapest, Kapás utca 31. V/43.) at the date below:
(1)	Closure Systems International B.V., a private company with limited liability incorporated under the laws of The Nederlands, having its seat as at the date of this Agreement at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, registered with the Chamber of Commerce in Amsterdam, The Netherlands, under registration number 34291082, as owner of the Quota (as defined below) and charger under this Agreement (hereinafter referred to as the “Chargor”); represented by

Dr. Horvai-Hillenbrand Péter (born: Budapest, 17. August 1979., mother’s maiden name: Fekete Gabriella), residing at 1124 Budapest, Vércse u. 6. II/2., who established his identity by his identity card number 940137CA and his attorney’s certificate number A/8158, lot number 17883 who established by a power of attorney that he is legally entitled to execute this document alone and to undertake the obligations contained in this Agreement, and

(2)	Wilmington Trust (London) Limited, registered seat at 6 Broad Street Place, London EC2M 7JH United Kingdom, registration number: 05650152, acting as chargee under this Agreement, in its capacity as collateral agent, acting on behalf and for the benefit of the Secured Parties (as defined below), as appointed under the First Lien Intercreditor Agreement (as defined below) and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assigns in such capacity, referred to as the “Collateral Agent” or the “Chargee”; represented by

Dr. Pelikán Melinda (born in: Budapest, 21. December 1976, mother’s maiden name: Németh Erzsébet), residing at 1077 Budapest, Rejtő Jenő u. 6., who established her identity by her identity card number 330193 DA and who established by a power of attorney that she is legally entitled to execute this document alone and to undertake the obligations contained in this Agreement,

This Agreement is hereby acknowledged and accepted by:

(3)	CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság a limited liability company (korlátolt felelősségű társaság) incorporated under the laws of Hungary, having its registered seat as at the date of this Agreement at H-8000 Székesfehérvár, Berényi út 72-100., Hungary, registered under registration number:

Cb.07-09-013757, with tax identification number 14122952-2-07 (hereinafter referred to as the “Company”); represented by

Dr. Horvai-Hillenbrand Péter (born: Budapest, 17. August 1979., mother’s maiden name: Fekete Gabriella), residing at 1124 Budapest, Vércse u. 6. II/2., who established his identity by his identity card number 940137CA and his attorney’s certificate number A/8158, lot number 17883 who established by a power of attorney that he is legally entitled to execute this document alone and to undertake the obligations contained in this Agreement, and

(4)	Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság, a limited liability company incorporated under the laws of Hungary, having its registered seat as at the date of this Agreement at Berényi út 72-100., 8000 Székesfehérvár, Hungary, registered under registration number: Cg.07-09-015084, as chargor under this Agreement (hereinafter referred to as the “Chargor”); represented by

Dr. Horvai-Hillenbrand Péter (born in: Budapest, 17. August 1979., mother’s maiden name: Fekete Gabriella), residing at 1124 Budapest, Vércse u. 6. II/2., who established his identity by his identity card number 940137 CA and his attorney’s certificate number A/8158, lot number 17883 who established by a power of attorney that he is legally entitled to execute this document alone and to undertake the obligations contained in this Agreement, and

The representatives of the Parties declared, with full knowledge of their potential criminal responsibility and liability, that the Party represented by them has been properly established and is currently existing and that they, as representatives with signing authority pursuant to the above, are authorised to make the declarations necessary for inclusion in the present notarial deed in the name of the Party which they represent.

Following and on the basis of the above, the representatives of the Parties have requested the conclusion of the following:
I./ QUOTA CHARGE AGREEMENT
(ÜZLETRÉSZEN ALAPÍTOTT ZÁLOGSZERZŐDÉS)
in respect of its Quota in CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság
WHEREAS
(A)	Pursuant to the Loan Documents (as defined below) the Chargor was requested to provide security to the Chargee for the Obligations under the Loan Documents (each as defined below).

(B)	The Parties have agreed to enter into this Agreement to create a security interest over the Quota in accordance with and subject to the terms and conditions as set out herein.

(C)	The Secured Parties (as defined below) have duly authorised and empowered the Chargee to enter into this Agreement and to represent their joint and several rights in connection with the Charge (as defined below), acting for its own and for the Secured Parties’ benefit.

NOW IT IS HEREBY AGREED AS FOLLOWS:
1.	INTERPRETATION

1.1	Definitions

Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

In this Agreement:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Articles of Association” means the articles of association of the Company as it exists and is in full force and effect since their date as of 30 June 2009.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Budapest.

“Charge” means the charge created by, and pursuant to, this Agreement over the Quota.

“Civil Code” means Act IV of 1959 (as amended) on the Civil Code of the Republic of Hungary.

“Companies Act” means Act IV of 2006 on Business Associations.

“Company Register” means the Hungarian authentic registry of the company data, kept and maintained by the Court of Registration.

“Court Enforcement Act” means Act LIII of 1994 on Judicial Execution.

“Court of Registration” means the relevant Hungarian court of registration having jurisdiction over the Company (currently being “Fejér Megyei Bíróság mint Cégbíróság”).

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among Closure Systems International B.V., Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, attached as Part I of Schedule 3 (Credit Agreement) to this Agreement.

“Declaration” means a written declaration (in Hungarian: “ténytanúsítvány”/“ténytanúsító okirat” to be incorporated into a notarial deed) of the

Chargee issued in accordance with Section 21(2) of the Court Enforcement Act (i) declaring the failure of the Chargor and/or the Loan Parties to pay the relevant amounts on the due date set forth in the Demand and (ii) stipulating the amount of principal, interest and default interest due as at the date of such declaration as well as the applicable rate of interest and default interest applicable from such date until the date of receipt by the Chargee of the proceeds of the enforcement hereunder.
“Demand” means a written demand made by the Chargee and delivered in accordance with this Agreement to the Chargor with a copy to the Loan Parties’ Agent if an Event of Default has occurred and is continuing unremedied and unwaived (i) declaring the occurrence of an Event of Default which is continuing unremedied and unwaived; and (ii) setting (at the Chargee’s total discretion) a payment date for the payment of all amounts outstanding under or in connection with the Credit Agreement and/or the other Loan Documents and stipulating that if such payment is not made when due, the Chargee becomes authorised to enforce the Charge.

“Dispute” has the meaning given to that term in clause 15 (Jurisdiction) of this Agreement.

“Enforcement Events” means collectively Enforcement Event I and Enforcement Event II and “Enforcement Event” means any one of them.

“Enforcement Event I” means the issuance of a Declaration by the relevant public notary after the non-payment of the full amounts set forth in the Demand on the due date thereof.

“Enforcement Event II” means the occurrence of an Event of Default which is continuing unremedied and unwaived and in respect of which a notice has been served in accordance with Article VII of the Credit Agreement or the equivalent provisions of the other Principal Finance Documents except that any rights of the Chargee in respect of the preservation of the assets or the security may be exercised if the Chargee determines that they are required to be exercised if an Event of Default has occurred and is continuing (i.e. without any notice).

“Event of Default” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Existing Quota Charge ” means the first priority charge created by the Existing Quota Charge Agreement and registered in the Company Register.

“Existing Quota Charge Agreement” means the quota charge agreement entered into between Credit Suisse, Sydney Branch and the Chargor in the form of a notarial deed (notarial deed number: 11015/Ü/1273/2009) dated 1 October 2009.

“Expert” has the meaning given to such term in clause 6.5 (Enforcement) of this Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time, (including by the Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement) attached as Part III of Schedule 3 (First Lien Intercreditor Agreement) to this Agreement.
“Founder’s Resolution” (“alapítói határozat”) means any resolution passed by the Chargor in respect of the Company.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Joinder Agreement” means the joinder agreement dated on 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes a party to the First Lien Intercreditor Agreement.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Obligations” means all present and future obligations and liabilities including Parallel Debt (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Parallel Debt” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents.

“Principal Finance Document” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Prohibition” has the meaning given to such term in clause 1.3 (Unlawful Financial Assistance) of this Agreement.

“Quota” means the quota owned by the Chargor in the Company representing its ownership interest in the Company from time to time.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Secured Principal” has the meaning given to such term in Clause 2.1 of this Agreement.

“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, attached as Part II of Schedule 3 (Senior Secured Note Indenture) to this Agreement.

“Value” has the meaning given to such term in Clause 6.5 of this Agreement.

1.2	Construction
1.2.1	Headings are for convenience of reference only.

1.2.2	Where the context so permits, the singular includes the plural and vice versa.

1.2.3	Save where the contrary is indicated, any reference in this Agreement to the “Chargee”, the “Chargor”, “Secured Party”, a “Loan Party” or a “Lender” shall be construed so as to include its (or their) respective successors, transferees and assignees from time to time and any successor of such a successor, transferee or assignee in accordance with its (or their) respective interests.

1.2.4	The Parties agree and confirm that any person becoming a transferee of any rights and obligations of the Collateral Agent under the First Lien Intercreditor Agreement shall thereupon become entitled to the benefit of the provisions contained herein as if it had originally been and had been named as a party hereto.

1.2.5	References to Clause and Schedule shall, subject to any indication to the contrary, mean the respective Clause and Schedule of this Agreement.

1.2.6	References to the Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or such other agreement or document as the same may have been, or may from time to time be, amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, refunded, replaced, modified, renewed or novated thereunder.
1.2.7	Any amount will be deemed irrevocably paid in full if it has been paid in full and there is no evidence such as to give a reasonable belief that any claim will be brought to revoke such payment.

1.2.8	Reference to any element of the legislation, statute, law, act, regulation, or any provision thereof shall, where applicable, be deemed to be reference to that element of the legislation, as amended or re-enacted.

1.2.9	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
1.3	Unlawful Financial Assistance

No obligations shall be included in the definition of “Obligations” to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of “Obligations”, would not constitute a violation of the Prohibition.

2.	CREATION OF THE CHARGE

2.1	In order to secure the Obligations, up to the maximum amount of:
(i)	USD 2,280,000,000 (that is two billion two hundred and eighty million U.S.$ and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus

(ii)	all accrued interest (as calculated in accordance with Loan Documents); plus all accrued default interest (as calculated in accordance with Loan Documents); plus any other amounts, monetary obligations, indemnities, fees, commissions, costs and expenses arising under and payable in accordance with the terms of the Loan Documents, which amounts, monetary obligations, indemnities, fees, commissions, costs, expenses, and the costs of the enforcement of this Agreement shall not exceed an aggregate amount representing 40% of the aggregate amount of Secured Principal, the Chargor hereby grants to the Chargee, subject to the deletion of the Existing Quota Charge from the Company Register as contemplated under Clause 2.3 (Existing Quota Charge and Priority), a first priority Charge over the Quota owned by it in the Company and over any rights and/or benefits arising out of, or in connection with its Quota, including, without limitation all cash dividends or distributions payable at any time hereafter on the Quota. The Chargee hereby accepts such Charge.

2.2	The Charge constituted by this Agreement will come into existence upon the execution of this Agreement in the form of a notarial deed subject to its registration of the extract referred to in Clause 2.6 below at the Court of Registration.

2.3	Existing Quota Charge and Priority
2.3.1	The Parties represent and acknowledge that they are aware of the registration of the Existing Quota Charge with the Company Register.

2.3.2	The Chargee will request the deregistration of the Existing Quota Charge registered with the Company Register within fifteen (15) Business Days of the date of this Agreement.
2.4	Nature of the Charge

The Charge constituted by, and pursuant to, this Agreement shall:
(a)	subject to the deletion of the Existing Quota Charge from the Company Register as contemplated under Clause 2.3 (Existing Quota Charge and Priority) and subject to any Lien permitted by the Loan Documents be a first priority security over the Quota;

(b)	to the extent permitted by Hungarian law, be of the nature of “framework security” (“keretbiztosítéki jellegű”), the maximum amount of which is the sum set out under Clause 2.1. If the framework security nature of the Charge constituted by this Agreement is not recognised by a court for any reason, then the Charge shall be deemed to secure the Obligations;

(c)	be a continuing security for the payment, satisfaction and discharge in full of the Obligations and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Obligations unless and until discharged by the Chargor;

(d)	be in addition to and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security, encumbrance, guarantee, suretyship, indemnity or other right or remedy which the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter hold for or in respect of the Obligations or any part thereof; and

(e)	not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Chargee or any other Secured Party (or any person on their behalf) in perfecting or enforcing any security, encumbrance, guarantee, suretyship, right or remedy that the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter have from or against the Loan Parties.
2.5	By signing this Agreement:
2.5.1	the Chargor and the Company acknowledge the Charge over the Quota; and

2.5.2	the Chargor expressly and irrevocably consents (“bejegyzési engedély”) to the registration of the Charge in the Company Register created by this Agreement over the Quota.
2.6	The Parties hereby agree to sign the extract of this Agreement — for filing purposes to be submitted with the Court of Registration — substantially in the form and substance set out in Schedule 1 (Form of the extract of this Quota Charge Agreement) promptly upon the execution of this Agreement.

3.	VOTING RIGHTS AND DIVIDENDS

3.1	The Chargee confirms that provided no Event of Default has occurred and is continuing unremedied and unwaived, the Chargor shall be entitled to:
3.1.1	receive, retain and utilise all dividends, interest and other monies arising on the Quota to the extent permitted under the Loan Documents; and

3.1.2	to retain and to exercise all voting rights in respect of the Quota and all other rights and powers relating to the Quota in a manner which does not adversely affect the validity or enforceability of the security constituted by this Agreement or cause an Event of Default to occur; however the Chargor (a) shall be entitled to vote upon the decrease of registered capital to be made in accordance with a mandatory statutory requirement set out in the relevant provisions of the Companies Act and (b) shall be entitled to exercise any voting rights otherwise prohibited by this clause with the consent of the Chargee.
3.2	The Company shall, to the extent permitted by the Loan Documents, be authorised to pay cash dividends directly to the Chargor. By signing this Agreement, the Company confirms that a written notice from the Chargee to the Company if, and stating that, an Event of Default has occurred and is continuing unremedied and unwaived, shall be sufficient for the Company to accept the Chargee as being exclusively entitled to such rights and other powers which it is entitled to exercise if an Event of Default has occurred and is continuing unremedied and unwaived.

3.3	If an Event of Default has occurred and is continuing unremedied and unwaived, the Chargee may, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor), but subject to the provisions of this Agreement:
3.3.1	exercise (or refrain from exercising) any voting rights in respect of the Quota that is necessary and/or desirable in order to preserve the value, the status, the legal title and any relevant rights with respect to the Quota and to preserve the validity and enforceability of the Charge over the Quota;

3.3.2	apply all dividends, interest and other monies arising on the Quota as though they were the proceeds of sale under this Agreement in accordance with Clause 6 (Enforcement).
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and Warranties

In addition and without prejudice to those representations and warranties made by or in respect of the Chargor herein or in any other Principal Finance Document, the Chargor hereby represents and warrants that on the date of this Agreement with reference to the facts and circumstances then existing, and subject to the provisions of the Principal Finance Documents:
(a)	the representations and warranties made by the Chargor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement are true and accurate as regards the Chargor and this Agreement;

(b)	it has not sold or otherwise disposed of (or agreed to sell or otherwise dispose of) any of its rights to the Quota or any part thereof, other than as permitted by the Principal Finance Documents;

(c)	upon de-registration of the Existing Quota Charge, this Agreement will, as at the date that the Charge is registered with the Court of Registration, establish a first priority Charge over the Quota, subject to Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement);

(d)	it has not granted any Lien that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents;

(e)	it has not taken any action, and has used reasonable endeavours to prevent any of its authorised signatories or the Company from taking any action, that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents;

(f)	except as disclosed in Schedule 3.08 of the Credit Agreement or otherwise permitted by the Principal Finance Documents, its Quota is fully paid up and there are no liabilities outstanding in respect thereof.
The representations and warranties set out in this Clause 4.1 shall be deemed to be repeated as true and correct in all material respects on the date of a Credit Event (as defined in the Credit Agreement) during the continuance of this Agreement.
4.2	Covenants

In addition and without prejudice to those covenants, undertakings, commitments and obligations made by or in respect of the Chargor herein or in any other Loan Documents, the Chargor hereby covenants that, so long as this Agreement shall be in force, it shall:
(a)	not take or omit to take any action the taking or omission of which would result in the alteration or impairment of any rights of the Chargee under the Charge which would have an adverse effect on the validity and enforceability of security hereunder except if such actions or omissions are permitted by the Principal Finance Documents;
(b)	in each case subject to the Agreed Security Principles, from time to time execute such documents and do all such acts and things as the Chargee may require (acting on the reasonable instructions of the Applicable Representative) from time to time to create, perfect or protect the Charge or any part thereof or to facilitate the realisation of the Charge or any part thereof and as are required (acting on the reasonable instructions of the Applicable Representative) in the exercise of all powers, authorities and discretions vested in the Chargee pursuant to this Agreement in respect of the Charge or any part thereof;

(c)	promptly notify the Chargee of any event or circumstance of which the Chargor is aware which would (i) materially and adversely affect, alter or impair the Chargee’s rights relating to the validity and enforceability of the security created under or pursuant to this Agreement, (ii) materially and adversely affect, alter or impair the Chargee’s rights under or pursuant to this Agreement in relation to the filing of a petition for the bankruptcy (“csődeljárás”) or insolvency (“felszámolási eljárás”) of the Chargor and/or the Company, the initiation of an execution in respect of the Quota in accordance with the Court Enforcement Act or similar laws applicable in other jurisdictions, the termination of the Chargor’s and/or the Company’s commercial activities or the winding up of the Chargor and/or the Company (unless the termination of the Chargor’s and/or the Company ‘s commercial activities or the winding up of the Chargor and/or the Company is permitted by the Principal Finance Documents);

(d)	(i) except in respect of any Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement) and the Agreed Security Principles, ensure that, after release and de-registration of the Existing Quota Charge, the Charge created hereunder shall be at all times a first ranking Charge over the Quota; (ii) not grant any further Lien over the Quota; and (iii) not sell, transfer or otherwise dispose of any or all of its rights in the Quota (whether with or without consideration), in each case other than as permitted by the Principal Finance Documents or this Agreement;

(e)	unless otherwise permitted by the Loan Documents, not pass any Founder’s Resolution without the prior written consent of the Chargee (i) to amend the Articles of Association of the Company in a manner that would adversely effect the validity and enforceability of the security hereunder or (ii) to dissolve and liquidate the Company or to authorise an application for the bankruptcy (“csődeljárás”) or insolvency (“felszámolási eljárás”) of the Company or (iii) to reduce the registered capital (“törzstőke”) of the Company save for a decrease of registered capital to be made in accordance with a mandatory statutory requirement set out in the relevant provisions of the Companies Act;

(f)	if an Event of Default has occurred and is continuing unremedied and unwaived, only pass Founder’s Resolutions with the prior written consent of the Chargee; and

(g)	procure that the Company files the extract of this Agreement (as stipulated in Clause 2.6 above) with the relevant Court of Registration within twenty (20) Business Days commencing on the date of the execution of this Agreement and the Chargor or the Company shall deliver to the Chargee a copy of such filing promptly thereafter.
5.	CHARGEE’S RIGHTS

5.1	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

5.2	The Chargor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on a collateral agent under the Principal Finance Documents.

5.3	The powers conferred by this Agreement on the Chargee in relation to the Quota or any part thereof shall be in addition to and not in substitution for the rights conferred on the Chargee by applicable law except insofar as they are excluded by this Agreement and, where there is any ambiguity or conflict between the rights contained in any such applicable law and those conferred by this Agreement, then the terms of this Agreement shall prevail to the extent permitted by such law.

5.4	The Chargee shall be entitled, subject to the Agreed Security Principles, the terms of the Principal Finance Documents and this Agreement and the reasonable instructions of the Applicable Representative, at any time to take any such action permitted under the relevant laws as it in its discretion thinks fit for the purpose of protecting the Charge. For the avoidance of doubt, enforcement action shall be governed by Clause 6 of this Agreement.

5.5	Subject to Section 4.05 of the First Lien Intercreditor Agreement, the Chargee may, at any time and from time to time, delegate by power of attorney to any person all or any of the rights conferred on it by this Agreement which are for the time being exercisable by the Chargee hereunder in relation to the Quota or any part thereof and the Chargee shall inform the Chargor of such a delegation or appointment of a delegate.

5.6	The Chargee does not need, before it exercises any of the rights conferred upon it by this Agreement or by law, to (i) initiate proceedings or obtain a judgement against the

Chargor or any other person in any court; (ii) make or file a claim in a bankruptcy or liquidation with respect to the Chargor or any other person; or (iii) enforce any of its rights in respect of any part of the Obligations, except as expressly required by Hungarian law from time to time.
6.	ENFORCEMENT

6.1	The Chargor hereby acknowledges that if an Enforcement Event has occurred the Chargee becomes immediately entitled to enforce the Charge, by way of:
(a)	court enforcement proceedings (as set out in Section 255 (1) of the Civil Code); or

(b)	simplified court enforcement proceedings (as set out in Section 257 (4) of the Civil Code); or

(c)	selling the Quota by the Chargee (pursuant to the provisions of Section 257 (2) of the Civil Code); or

(d)	if the Chargee so elects, instructing a Hungarian institution engaged in granting charge-backed loans or arranging auctions as its main business (as set out in Section 257 (3) of the Civil Code) to sell the Quota, which sale shall be affected by a public auction to the highest bidder; or

(e)	joint sale of the Quota by the Chargee and the Chargor.
6.2	If the Chargee elects to conduct the enforcement pursuant to Clause 6.1 (a) in accordance with Articles 10(b), 20 and 21 of Court Enforcement Act, then it shall become immediately entitled to enforce the Charge upon the occurrence of an Enforcement Event I.

6.3	If the Chargee elects to conduct the enforcement in accordance with any other method available under Clause 6.1, then it shall become immediately entitled to enforce the Charge if an Enforcement Event has occurred.

6.4	The Parties hereby agree that without prejudice to the provisions of Clause 6.1, if an Enforcement Event has occurred, at the request of the Chargee, the Parties will enter into negotiations in good faith regarding the possible acquisition of the Quota by the Chargee.

6.5	If the enforcement is conducted in accordance with Clause 6.1 (c), (d) or (e), then the sale of the Quota shall be subject to the following conditions: (i) the bidder must offer a minimum purchase price of the Quota being at least at 65% of the fair market value (the “Value”) as determined by an independent expert of international repute (the “Expert”), which Expert is to be selected in accordance with Clause 6.11 below; and (ii) the sale must be completed within twelve (12) months of the Chargor receiving a written notice from the Chargee of its intention to proceed with the sale of the Quota in accordance with Clause 6.1 (c) to (e). If no offers are made at such rate during the period of twelve (12) months, then the Charged Assets shall be sold at least at the highest bid offered but at least at 50% of the Value (as determined by the Expert) within twelve (12) months. For the avoidance of doubt the Chargee shall be considered to have acted reasonably when it accepts the highest bid offered during the sale for the Quota in accordance with the terms above.
6.6	If the Charge is enforced by simplified court enforcement proceedings, in accordance with Sections 204/B to 204/H of Court Enforcement Act, and with Clause 6.1 (b) above, then the minimum purchase price of the Quota shall be at least 65% of the Value.

6.7	The Chargor shall, upon the request of the Chargee, if an Enforcement Event has occurred, as soon as practicable, but in any event within ten (10) Business Days, deliver any document relating to the Company which is required by the Chargee for the purposes of exercising its rights under this Agreement. The Chargor may request to receive a copy of the valuation report obtained from the Expert by the Chargee in respect of the Quota and the Chargee shall provide the same to the Chargor where the Chargee requests it (acting on the reasonable instructions of the Applicable Representative). The appointed Hungarian institution under Clause 6.1 (d) above is entitled to request all necessary documents for the sale from the Chargor and the Chargor must, as soon as practicable, but in any event within ten (10) Business Days, deliver such documents to that institution accordingly.

6.8	The Chargee shall within fifteen (15) days before the sale notify the Chargor in writing of (i) the method, (ii) the place and (iii) the date of such sale. The Chargee hereby confirms that it will comply with the provisions of Government Decree 12/2003 (I. 30.), including but not limited to notifying the Chargor of its intention to sell the Quota, at least thirty (30) days before the intended sale.

6.9	After deducting the documented costs incurred by it in connection with the sale of the Quota the Chargee shall utilise the proceeds of any sale under this Clause 6 and shall return the surplus amounts, if any, in accordance with the provisions of the First Lien Intercreditor Agreement.

6.10	No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Chargee to exercise any of the powers hereby conferred has arisen, nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

6.11	The procedure of the appointment of the Expert is the following: the Chargee may propose three (3) internationally recognised, independent experts and the Chargor may, in its own discretion, elect one of these experts at the cost of the Chargor. If the Chargor fails to appoint the Expert within five (5) Business Days from the proposal of the Chargee, the Chargee may appoint the Expert in its sole discretion.

7.	GENERAL PROVISIONS

7.1	Separate Agreements

This Agreement shall be construed so as to constitute a separate security agreement between the Chargor on the one hand and the Chargee on the other hand and if such separate agreement between the Chargor and the Chargee becomes invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the obligations of the Chargor is satisfied or any of the rights of Chargee created thereby is ineffective, the foregoing shall, to the fullest extent permitted by law, not affect the validity or enforceability of any of the other agreements between the Chargor on the one hand and the Chargee on the other hand.
7.2	Immediate Recourse

To the fullest extent allowed by applicable law, the Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or entity or enforce any guarantee, suretyship or security granted by any other person or entity before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

7.3	Certificates
(a)	A certificate (including but not limited to the Declaration) signed by any duly authorised officer of the Chargee setting forth any amount due to the Secured Parties from either of the Chargor and/or the Loan Parties in respect of any part of the Obligations as well as the occurrence of an Event of Default which is continuing shall be prima facie evidence of such amount against the Loan Parties and the Chargor except in case of manifest error or fraud on the part of the Chargee.

(b)	The Chargor hereby acknowledges that after the occurrence of an Event of Default which is continuing the Chargee shall be entitled to incorporate such certificate, setting out the outstanding amount of all or any part of the Obligations in a notarial certificate (in Hungarian: “ténytanúsítvány”/“ténytanúsító okirat”), the costs of which are to be borne in accordance with the Principal Finance Documents. The Chargor accepts any notarial certificate issued according to this Clause as prima facie evidence except in case of manifest error or fraud on the part of the Chargee.
7.4	Discharge

Where any discharge (whether in respect of this Agreement, or other Security Document for the Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is subsequently avoided or must be restored on bankruptcy (“csődeljárás”), insolvency (“felszámolási eljárás”) or otherwise without limitation, the liability of the Chargor under this Agreement and the rights of the Chargee created hereby and pursuant hereto shall continue as if there had been no discharge or arrangement. The Chargee shall be under no obligation to challenge, contest or otherwise take any steps to remedy any avoidance of any payment, security or other disposition or the restoration thereof by any liquidator, receiver or similar officer on bankruptcy, insolvency or otherwise.

8.	REMEDIES AND WAIVERS

No failure on the part of the Chargee to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law, the Credit Agreement or any other Loan Documents.
9.	SEVERABILITY

If any of the terms hereof is or becomes invalid or unenforceable (or the security purported to be created hereunder or pursuant hereto are ineffective) for any reason under the laws of any jurisdiction or in relation to the Chargor, such invalidity or unenforceability shall, to the fullest extent possible under applicable law, not affect its validity or enforceability in any other jurisdiction or invalidate or make unenforceable any other term hereof. The Parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable with a valid, legal and enforceable provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

10.	ATTORNEY

To the fullest extent permitted by applicable law, the Chargor hereby appoints the Chargee, such appointment being made for the benefit of the Chargee and the other Secured Parties represented by the Chargee and shall be effective if an Enforcement Event has occurred to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Chargor and in its name or in the name of the Chargee and as the Chargor’s attorney in act and deed to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements (including any agreements to which the Chargee itself is a party) certificates and consents and to do any and all such acts and things as the Chargor itself could do in relation to the Charged Assets or in relation to any matters dealt with in this Agreement and which the Chargee may, (upon the reasonable instruction of the Applicable Representative), deem to be necessary in order to give full effect to the purposes of this Agreement. The Chargor will ratify and confirm whatever the Chargee shall do or cause to be done in pursuance of the powers conferred to it hereunder. For the avoidance of any doubt, this Clause constitutes the express consent of the Chargor to the appointment of the Collateral Agent as its representative for the purposes of Article 221 (3) of the Civil Code except that the Collateral Agent shall not be entitled to conclude or amend any agreement between the Chargor and any of the Secured Parties or to waive any rights of the Chargor against any of the Secured Parties.

In order to facilitate the Chargee to give effect to the provisions under Clause 10, the Chargor has granted a power of attorney on the date of this Agreement substantially in the form set out in Schedule 2 (Power of Attorney) of this Agreement. If an Enforcement Event has occurred the Chargee may under its sole discretion utilise such power of attorney to effectuate all or any necessary changes in accordance with this Agreement.

11.	TERMINATION

11.1	The security constituted by this Agreement shall be released, re-assigned, re-transferred and cancelled (as applicable):
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements.
11.2	Upon termination of this Agreement and subject to Clause 11.1, the Chargee shall promptly (but in any event within fifteen (15) days), at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order that this Agreement will be terminated and the Charge can be deleted from the Company Register.

11.3	If the Chargor disposes of any of the Quota and that disposal is permitted by the Principal Finance Documents, that Quota shall, unless an Enforcement Event has occurred, be: (a) automatically released, re-assigned, re-transferred and cancelled (as applicable) from the Charge constituted by this Agreement with effect from the day of such disposal or (b) released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent required by, the Intercreditor Arrangements.

11.4	Upon the Chargor disposing of any of the Quota (which disposal is permitted by the Principal Finance Documents), the Chargee shall promptly (but in any event within fifteen (15) days) at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order to release the relevant Quota from the Charge constituted by this Agreement.

12.	POWER TO ASSIGN

To the fullest extent permitted under the laws of Hungary and subject to the terms of the Loan Documents, only the Chargee (but not, for the avoidance of doubt, the Chargor, unless otherwise permitted by the Principal Finance Documents) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Agreement to a replacement Collateral Agent appointed in accordance with the Principal Finance Documents and the Chargor hereby in advance gives its irrevocable consent to, within the meaning of Sections 328-331 of the Civil Code, and hereby in advance irrevocably co-operates with any such assignment and/or transfer (as the case may be) hereunder.

13.	NOTICES

Each notice or other communication to be given or made by a Party under this Agreement shall be given or made in accordance with the First Lien Intercreditor Agreement.

14.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by, and construed in accordance with, Hungarian law.

15.	JURISDICTION

The Parties agree that any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (“Dispute”) shall be referred to a Hungarian court in accordance with the provisions of Act III of 1952 on the code of civil procedure.

16.	LANGUAGE

This Agreement shall be executed in English language only. This Agreement may be translated into Hungarian but in the event of any ambiguity or conflict between the two versions, the English version shall prevail to the extent permitted by law.

17.	AMENDMENTS

17.1	This Agreement may be amended only by a written instrument executed by the Parties in the form of a notarial deed.

17.2	With consideration to the forthcoming potential enactment of a new Hungarian civil code, the Chargor hereby undertakes that, subject to the Agreed Security Principles, upon the request of the Collateral Agent:
17.2.1	it shall agree to an amendment and restatement of this Agreement following the entry into force of such a new civil code, in order to reflect the provisions thereof, to the extent such amendment is necessary to preserve the Charge or to clarify the security position of the Collateral Agent; and

17.2.2	it shall enter into good faith negotiations on the amendment and restatement terms of this Agreement, in order to reflect the provisions of the new civil code, other than those which are referred to in Clause 17.2.1 above.
18.	APPLICATION FOR REGISTRATION

18.1	The Chargee and the Chargor hereby jointly request the Court of Registration to register the Charge created pursuant to this Agreement at the Court of Registration in favour of the Chargee, in the maximum amount of the Obligations.

18.2	The Parties hereby authorise Oppenheim Ügyvédi Iroda (1053 Budapest, Károlyi Mihály u. 12., Hungary) to act before the Court of Registration in connection with the registration (including but not limited to sign any documents in relation thereto) of the Charge with the Company Register.

II./ QUOTA CHARGE AGREEMENT
(ÜZLETRÉSZEN ALAPÍTOTT ZÁLOGSZERZŐDÉS)
in respect of its Quota in Closure Systems International Holdings (Hungary)
Vagyonkezelő Korlátolt Felelősségű Társaság
WHEREAS
(D)	Pursuant to the Loan Documents (as defined below) the Chargor was requested to provide security to the Chargee for the Obligations under the Loan Documents (each as defined below).

(E)	The Parties have agreed to enter into this Agreement to create a security interest over the Quota in accordance with and subject to the terms and conditions as set out herein.

(F)	The Secured Parties (as defined below) have duly authorised and empowered the Chargee to enter into this Agreement and to represent their joint and several rights in connection with the Charge (as defined below), acting for its own and for the Secured Parties’ benefit.
NOW IT IS HEREBY AGREED AS FOLLOWS:
19.	INTERPRETATION

19.1	Definitions

Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

In this Agreement:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.

“Articles of Association” means the articles of association of the Company as it exists and is in full force and effect since their date as of 30 June 2009.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Budapest.

“Charge” means the charge created by, and pursuant to, this Agreement over the Quota.

“Civil Code” means Act IV of 1959 (as amended) on the Civil Code of the Republic of Hungary.

“Companies Act” means Act IV of 2006 on Business Associations.

“Company Register” means the Hungarian authentic registry of the company data, kept and maintained by the Court of Registration.

“Court Enforcement Act” means Act LIII of 1994 on Judicial Execution.

“Court of Registration” means the relevant Hungarian court of registration having jurisdiction over the Company (currently being “Fejér Megyei Bíróság mint Cégbíróság”).

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among Closure Systems International B.V., Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, attached as Part I of Schedule 3 (Credit Agreement) to this Agreement.

“Declaration” means a written declaration (in Hungarian: “ténytanúsítvány”/“ténytanúsító okirat” to be incorporated into a notarial deed) of the Chargee issued in accordance with Section 21(2) of the Court Enforcement Act (i) declaring the failure of the Chargor and/or the Loan Parties to pay the relevant amounts on the due date set forth in the Demand and (ii) stipulating the amount of principal, interest and default interest due as at the date of such declaration as well as the applicable rate of interest and default interest applicable from such date until the date of receipt by the Chargee of the proceeds of the enforcement hereunder.

“Demand” means a written demand made by the Chargee and delivered in accordance with this Agreement to the Chargor with a copy to the Loan Parties’ Agent if an Event of Default has occurred and is continuing unremedied and unwaived (i) declaring the occurrence of an Event of Default which is continuing unremedied and unwaived; and (ii) setting (at the Chargee’s total discretion) a payment date for the payment of all amounts outstanding under or in connection with the Credit Agreement and/or the other Loan Documents and stipulating that if such payment is not made when due, the Chargee becomes authorised to enforce the Charge.

“Dispute” has the meaning given to that term in clause 15 (Jurisdiction) of this Agreement.

“Enforcement Events” means collectively Enforcement Event I and Enforcement Event II and “Enforcement Event” means any one of them.

“Enforcement Event I” means the issuance of a Declaration by the relevant public notary after the non-payment of the full amounts set forth in the Demand on the due date thereof.

“Enforcement Event II” means the occurrence of an Event of Default which is continuing unremedied and unwaived and in respect of which a notice has been served in accordance with Article VII of the Credit Agreement or the equivalent provisions of the other Principal Finance Documents except that any rights of the Chargee in respect of the preservation of the assets or the security may be exercised if the Chargee determines that they are required to be exercised if an Event of Default has occurred and is continuing (i.e. without any notice).
“Event of Default” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Existing Quota Charge ” means the first priority charge created by the Existing Quota Charge Agreement and registered in the Company Register.

“Existing Quota Charge Agreement” means the quota charge agreement entered into between Credit Suisse, Sydney Branch and the Chargor in the form of a notarial deed (notarial deed number: K11063-0-5/290/2008/2/0) dated 26 February 2008.

“Expert” has the meaning given to such term in clause 6.5 (Enforcement) of this Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time, (including by the Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement) attached as Part III of Schedule 3 (First Lien Intercreditor Agreement) to this Agreement.

“Founder’s Resolution” (“alapítói határozat”) means any resolution passed by the Chargor in respect of the Company.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Joinder Agreement” means the joinder agreement dated on 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes a party to the First Lien Intercreditor Agreement.

“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Obligations” means all present and future obligations and liabilities including Parallel Debt (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Parallel Debt” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents.

“Principal Finance Document” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Prohibition” has the meaning given to such term in clause 1.3 (Unlawful Financial Assistance) of this Agreement.

“Quota” means the quota owned by the Chargor in the Company representing its ownership interest in the Company from time to time.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Secured Principal” has the meaning given to such term in Clause 2.1 of this Agreement.

“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, attached as Part II of Schedule 3 (Senior Secured Note Indenture) to this Agreement.

“Value” has the meaning given to such term in Clause 6.5 of this Agreement.

19.2	Construction
19.2.1	Headings are for convenience of reference only.

19.2.2	Where the context so permits, the singular includes the plural and vice versa.

19.2.3	Save where the contrary is indicated, any reference in this Agreement to the “Chargee”, the “Chargor”, “Secured Party”, a “Loan Party” or a “Lender” shall be construed so as to include its (or their) respective successors, transferees and assignees from time to time and any successor of such a successor, transferee or assignee in accordance with its (or their) respective interests.
19.2.4	The Parties agree and confirm that any person becoming a transferee of any rights and obligations of the Collateral Agent under the First Lien Intercreditor Agreement shall thereupon become entitled to the benefit of the provisions contained herein as if it had originally been and had been named as a party hereto.

19.2.5	References to Clause and Schedule shall, subject to any indication to the contrary, mean the respective Clause and Schedule of this Agreement.

19.2.6	References to the Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the First Lien Intercreditor Agreement, the other Loan Documents, this Agreement or such other agreement or document as the same may have been, or may from time to time be, amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, refunded, replaced, modified, renewed or novated thereunder.

19.2.7	Any amount will be deemed irrevocably paid in full if it has been paid in full and there is no evidence such as to give a reasonable belief that any claim will be brought to revoke such payment.

19.2.8	Reference to any element of the legislation, statute, law, act, regulation, or any provision thereof shall, where applicable, be deemed to be reference to that element of the legislation, as amended or re-enacted.

19.2.9	This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
19.3	Unlawful Financial Assistance

No obligations shall be included in the definition of “Obligations” to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:98c and 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of “Obligations”, would not constitute a violation of the Prohibition.

20.	CREATION OF THE CHARGE

20.1	In order to secure the Obligations, up to the maximum amount of:
(i)	USD 2,280,000,000 (that is two billion two hundred and eighty million U.S.$ and EUR 780,000,000 (that is seven hundred and eighty million euro) as “Secured Principal”; plus

(ii)	all accrued interest (as calculated in accordance with Loan Documents); plus all accrued default interest (as calculated in accordance with Loan Documents); plus any other amounts, monetary obligations, indemnities, fees, commissions, costs and expenses arising under and payable in accordance with the terms of the Loan Documents, which amounts, monetary obligations, indemnities, fees, commissions, costs, expenses, and the costs of the enforcement of this Agreement shall not exceed an aggregate amount representing 40% of the aggregate amount of Secured Principal, the Chargor hereby grants to the Chargee, subject to the deletion of the Existing Quota Charge from the Company Register as contemplated under Clause 2.3 (Existing Quota Charge and Priority), a first priority Charge over the Quota owned by it in the Company and over any rights and/or benefits arising out of, or in connection with its Quota, including, without limitation all cash dividends or distributions payable at any time hereafter on the Quota. The Chargee hereby accepts such Charge.

20.2	The Charge constituted by this Agreement will come into existence upon the execution of this Agreement in the form of a notarial deed subject to registration of the extract referred to in Clause 2.6 below at the Court of Registration.

20.3	Existing Quota Charge and Priority
20.3.1	The Parties represent and acknowledge that they are aware of the registration of the Existing Quota Charge with the Company Register.

20.3.2	The Chargee will request the deregistration of the Existing Quota Charge registered with the Company Register within fifteen (15) Business Days of the date of this Agreement.
20.4	Nature of the Charge

The Charge constituted by, and pursuant to, this Agreement shall:
(f)	subject to the deletion of the Existing Quota Charge from the Company Register as contemplated under Clause 2.3 (Existing Quota Charge and Priority) and subject to any Lien permitted by the Loan Documents be a first priority security over the Quota;

(g)	to the extent permitted by Hungarian law, be of the nature of “framework security” (“keretbiztosítéki jellegű”), the maximum amount of which is the sum set out under Clause 2.1. If the framework security nature of the Charge constituted by this Agreement is not recognised by a court for any reason, then the Charge shall be deemed to secure the Obligations;

(h)	be a continuing security for the payment, satisfaction and discharge in full of the Obligations and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Obligations unless and until discharged by the Chargor;

(i)	be in addition to and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security, encumbrance, guarantee, suretyship, indemnity or other right or remedy which the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter hold for or in respect of the Obligations or any part thereof; and

(j)	not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Chargee or any other Secured Party (or any person on their behalf) in perfecting or enforcing any security, encumbrance, guarantee, suretyship, right or remedy that the Chargee or any other Secured Party (or any person on their behalf) may now or at any time hereafter have from or against the Loan Parties.
20.5	By signing this Agreement:
20.5.1	the Chargor and the Company acknowledge the Charge over the Quota; and

20.5.2	the Chargor expressly and irrevocably consents (“bejegyzési engedély”) to the registration of the Charge in the Company Register created by this Agreement over the Quota.
20.6	The Parties hereby agree to sign the extract of this Agreement — for filing purposes to be submitted with the Court of Registration — substantially in the form and substance set out in Schedule 1 (Form of the extract of this Quota Charge Agreement) promptly upon the execution of this Agreement.

21.	VOTING RIGHTS AND DIVIDENDS

21.1	The Chargee confirms that provided no Event of Default has occurred and is continuing unremedied and unwaived, the Chargor shall be entitled to:
21.1.1	receive, retain and utilise all dividends, interest and other monies arising on the Quota to the extent permitted under the Loan Documents; and

21.1.2	to retain and to exercise all voting rights in respect of the Quota and all other rights and powers relating to the Quota in a manner which does not adversely affect the validity or enforceability of the security constituted by this Agreement or cause an Enforcement Event to occur; however the Chargor (a) shall be entitled to vote upon the decrease of registered capital to be made in accordance with a mandatory statutory requirement set out in the relevant provisions of the Companies Act, (b) shall be entitled to vote upon any merger between the Chargor and the Company (and adopt all resolutions required to effect such merger) permitted by the Principal Finance Documents and (c) shall be entitled to exercise any voting rights otherwise prohibited by this clause with the consent of the Chargee.

21.2	The Company shall, to the extent permitted by the Loan Documents, be authorised to pay cash dividends directly to the Chargor. By signing this Agreement, the Company confirms that a written notice from the Chargee to the Company if, and stating that, an Event of Default has occurred and is continuing unremedied and unwaived, shall be sufficient for the Company to accept the Chargee as being exclusively entitled to such rights and other powers which it is entitled to exercise if an Event of Default has occurred and is continuing unremedied and unwaived.

21.3	If an Event of Default has occurred and is continuing unremedied and unwaived, the Chargee may, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor), but subject to the provisions of this Agreement:
21.3.1	exercise (or refrain from exercising) any voting rights in respect of the Quota that is necessary and/or desirable in order to preserve the value, the status, the legal title and any relevant rights with respect to the Quota and to preserve the validity and enforceability of the Charge over the Quota;

21.3.2	apply all dividends, interest and other monies arising on the Quota as though they were the proceeds of sale under this Agreement in accordance with Clause 6 (Enforcement).
22.	REPRESENTATIONS, WARRANTIES AND COVENANTS

22.1	Representations and Warranties

In addition and without prejudice to those representations and warranties made by or in respect of the Chargor herein or in any other Principal Finance Document, the Chargor hereby represents and warrants that on the date of this Agreement with reference to the facts and circumstances then existing, and subject to the provisions of the Principal Finance Documents:
(g)	the representations and warranties made by the Chargor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement are true and accurate as regards the Chargor and this Agreement;

(h)	it has not sold or otherwise disposed of (or agreed to sell or otherwise dispose of) any of its rights to the Quota or any part thereof, other than as permitted by the Principal Finance Documents;

(i)	upon de-registration of the Existing Quota Charge, this Agreement will, as at the date that the Charge is registered with the Court of Registration, establish a first priority Charge over the Quota, subject to Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement);

(j)	it has not granted any Lien that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents;

(k)	it has not taken any action, and has used reasonable endeavours to prevent any of its authorised signatories or the Company from taking any action, that would have an adverse effect on the validity and enforceability of security constituted by this Agreement, other than as permitted by the Principal Finance Documents;

(l)	except as disclosed in Schedule 3.08 of the Credit Agreement or otherwise permitted by the Principal Finance Documents, its Quota is fully paid up and there are no liabilities outstanding in respect thereof.
The representations and warranties set out in this Clause 4.1 shall be deemed to be repeated as true and correct in all material respects on the date of a Credit Event (as defined in the Credit Agreement) during the continuance of this Agreement.

22.2	Covenants

In addition and without prejudice to those covenants, undertakings, commitments and obligations made by or in respect of the Chargor herein or in any other Loan Documents, the Chargor hereby covenants that, so long as this Agreement shall be in force, it shall:
(h)	not take or omit to take any action the taking or omission of which would result in the alteration or impairment of any rights of the Chargee under the Charge which would have an adverse effect on the validity and enforceability of security hereunder except if such actions or omissions are permitted by the Principal Finance Documents;

(i)	in each case subject to the Agreed Security Principles, from time to time execute such documents and do all such acts and things as the Chargee may require (acting on the reasonable instructions of the Applicable Representative) from time to time to create, perfect or protect the Charge or any part thereof or to facilitate the realisation of the Charge or any part thereof and as are required (acting on the reasonable instructions of the Applicable Representative) in the exercise of all powers, authorities and discretions vested in the Chargee pursuant to this Agreement in respect of the Charge or any part thereof;

(j)	promptly notify the Chargee of any event or circumstance of which the Chargor is aware which would (i) materially and adversely affect, alter or impair the Chargee’s rights relating to the validity and enforceability of the security created under or pursuant to this Agreement, (ii) materially and adversely affect, alter or impair the Chargee’s rights under or pursuant to this Agreement in relation to the filing of a petition for the bankruptcy (“csődeljárás”) or insolvency (“felszámolási eljárás”) of the Chargor and/or the Company, the initiation of an execution in respect of the Quota in accordance with the Court Enforcement Act or similar laws applicable in other jurisdictions, the termination of the Chargor’s and/or the Company’s commercial activities or the winding up of the Chargor and/or the Company (unless the termination of the Chargor’s and/or the

Company‘s commercial activities or the winding up of the Chargor and/or the Company is permitted by the Principal Finance Documents);
(k)	(i) except in respect of any Liens permitted by the Principal Finance Documents and subject to the Legal Reservations (as defined in the Credit Agreement) and the Agreed Security Principles, ensure that, after release and de-registration of the Existing Quota Charge, the Charge created hereunder shall be at all times a first ranking Charge over the Quota; (ii) not grant any further Lien over the Quota; and (iii) not sell, transfer or otherwise dispose of any or all of its rights in the Quota (whether with or without consideration), in each case other than as permitted by the Principal Finance Documents or this Agreement;

(l)	unless otherwise permitted by the Loan Documents, not pass any Founder’s Resolution without the prior written consent of the Chargee (i) to amend the Articles of Association of the Company in a manner that would adversely effect the validity and enforceability of the security hereunder or (ii) to dissolve and liquidate the Company or to authorise an application for the bankruptcy (“csődeljárás”) or insolvency (“felszámolási eljárás”) of the Company or (iii) to reduce the registered capital (“törzstőke”) of the Company save for a decrease of registered capital to be made in accordance with a mandatory statutory requirement set out in the relevant provisions of the Companies Act;

(m)	if an Event of Default has occurred and is continuing unremedied and unwaived, only pass Founder’s Resolutions with the prior written consent of the Chargee; and

(n)	procure that the Company files the extract of this Agreement (as stipulated in Clause 2.6 above) with the relevant Court of Registration within twenty (20) Business Days commencing on the date of the execution of this Agreement and the Chargor or the Company shall deliver to the Chargee a copy of such filing promptly thereafter.
23.	CHARGEE’S RIGHTS

23.1	For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

23.2	The Chargor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on a collateral agent under the Principal Finance Documents.

23.3	The powers conferred by this Agreement on the Chargee in relation to the Quota or any part thereof shall be in addition to and not in substitution for the rights conferred on the Chargee by applicable law except insofar as they are excluded by this Agreement and, where there is any ambiguity or conflict between the rights contained in any such applicable law and those conferred by this Agreement, then the terms of this Agreement shall prevail to the extent permitted by such law.

23.4	The Chargee shall be entitled, subject to the Agreed Security Principles, the terms of the Principal Finance Documents and this Agreement and the reasonable instructions of the Applicable Representative, at any time to take any such action permitted under the relevant laws as it in its discretion thinks fit for the purpose of protecting the Charge. For the avoidance of doubt, enforcement action shall be governed by Clause 6 of this Agreement.

23.5	Subject to Section 4.05 of the First Lien Intercreditor Agreement, the Chargee may, at any time and from time to time, delegate by power of attorney to any person all or any of the rights conferred on it by this Agreement which are for the time being exercisable by the Chargee hereunder in relation to the Quota or any part thereof and the Chargee shall inform the Chargor of such a delegation or appointment of a delegate.

23.6	The Chargee does not need, before it exercises any of the rights conferred upon it by this Agreement or by law, to (i) initiate proceedings or obtain a judgement against the Chargor or any other person in any court; (ii) make or file a claim in a bankruptcy or liquidation with respect to the Chargor or any other person; or (iii) enforce any of its rights in respect of any part of the Obligations, except as expressly required by Hungarian law from time to time.

24.	ENFORCEMENT

24.1	The Chargor hereby acknowledges that if an Enforcement Event has occurred the Chargee becomes immediately entitled to enforce the Charge, by way of:
(f)	court enforcement proceedings (as set out in Section 255 (1) of the Civil Code); or

(g)	simplified court enforcement proceedings (as set out in Section 257 (4) of the Civil Code); or

(h)	selling the Quota by the Chargee (pursuant to the provisions of Section 257 (2) of the Civil Code); or

(i)	if the Chargee so elects, instructing a Hungarian institution engaged in granting charge-backed loans or arranging auctions as its main business (as set out in Section 257 (3) of the Civil Code) to sell the Quota, which sale shall be affected by a public auction to the highest bidder; or

(j)	joint sale of the Quota by the Chargee and the Chargor.
24.2	If the Chargee elects to conduct the enforcement pursuant to Clause 6.1 (a) in accordance with Articles 10(b), 20 and 21 of Court Enforcement Act, then it shall become immediately entitled to enforce the Charge upon the occurrence of an Enforcement Event I.
24.3	If the Chargee elects to conduct the enforcement in accordance with any other method available under Clause 6.1, then it shall become immediately entitled to enforce the Charge if an Enforcement Event has occurred.

24.4	The Parties hereby agree that without prejudice to the provisions of Clause 6.1, if an Enforcement Event has occurred, at the request of the Chargee, the Parties will enter into negotiations in good faith regarding the possible acquisition of the Quota by the Chargee.

24.5	If the enforcement is conducted in accordance with Clause 6.1 (c), (d) or (e), then the sale of the Quota shall be subject to the following conditions: (i) the bidder must offer a minimum purchase price of the Quota being at least at 65% of the fair market value (the “Value”) as determined by an independent expert of international repute (the “Expert”), which Expert is to be selected in accordance with Clause 6.11 below; and (ii) the sale must be completed within twelve (12) months of the Chargor receiving a written notice from the Chargee of its intention to proceed with the sale of the Quota in accordance with Clause 6.1 (c) to (e). If no offers are made at such rate during the period of twelve (12) months, then the Charged Assets shall be sold at least at the highest bid offered but at least at 50% of the Value (as determined by the Expert) within twelve (12) months. For the avoidance of doubt the Chargee shall be considered to have acted reasonably when it accepts the highest bid offered during the sale for the Quota in accordance with the terms above.

24.6	If the Charge is enforced by simplified court enforcement proceedings, in accordance with Sections 204/B to 204/H of Court Enforcement Act, and with Clause 6.1 (b) above, then the minimum purchase price of the Quota shall be at least 65% of the Value.

24.7	The Chargor shall, upon the request of the Chargee, if an Enforcement Event has occurred, as soon as practicable, but in any event within ten (10) Business Days, deliver any document relating to the Company which is required by the Chargee for the purposes of exercising its rights under this Agreement. The Chargor may request to receive a copy of the valuation report obtained from the Expert by the Chargee in respect of the Quota and the Chargee shall provide the same to the Chargor where the Chargee requests it (acting on the reasonable instructions of the Applicable Representative). The appointed Hungarian institution under Clause 6.1 (d) above is entitled to request all necessary documents for the sale from the Chargor and the Chargor must, as soon as practicable, but in any event within ten (10) Business Days, deliver such documents to that institution accordingly.

24.8	The Chargee shall within fifteen (15) days before the sale notify the Chargor in writing of (i) the method, (ii) the place and (iii) the date of such sale. The Chargee hereby confirms that it will comply with the provisions of Government Decree 12/2003 (I. 30.), including but not limited to notifying the Chargor of its intention to sell the Quota, at least thirty (30) days before the intended sale.

24.9	After deducting the documented costs incurred by it in connection with the sale of the Quota the Chargee shall utilise the proceeds of any sale under this Clause 6 and shall return the surplus amounts, if any, in accordance with the provisions of the First Lien Intercreditor Agreement.
24.10	No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Chargee to exercise any of the powers hereby conferred has arisen, nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

24.11	The procedure of the appointment of the Expert is the following: the Chargee may propose three (3) internationally recognised, independent experts and the Chargor may, in its own discretion, elect one of these experts at the cost of the Chargor. If the Chargor fails to appoint the Expert within five (5) Business Days from the proposal of the Chargee, the Chargee may appoint the Expert in its sole discretion.

25.	GENERAL PROVISIONS

25.1	Separate Agreements

This Agreement shall be construed so as to constitute a separate security agreement between the Chargor on the one hand and the Chargee on the other hand and if such separate agreement between the Chargor and the Chargee becomes invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the obligations of the Chargor is satisfied or any of the rights of Chargee created thereby is ineffective, the foregoing shall, to the fullest extent permitted by law, not affect the validity or enforceability of any of the other agreements between the Chargor on the one hand and the Chargee on the other hand.

25.2	Immediate Recourse

To the fullest extent allowed by applicable law, the Chargor waives any right it may have of first requiring the Chargee to proceed against or claim payment from any other person or entity or enforce any guarantee, suretyship or security granted by any other person or entity before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

25.3	Certificates
(c)	A certificate (including but not limited to the Declaration) signed by any duly authorised officer of the Chargee setting forth any amount due to the Secured Parties from either of the Chargor and/or the Loan Parties in respect of any part of the Obligations as well as the occurrence of an Event of Default which is continuing shall be prima facie evidence of such amount against the Loan Parties and the Chargor except in case of manifest error or fraud on the part of the Chargee.

(d)	The Chargor hereby acknowledges that after the occurrence of an Event of Default which is continuing the Chargee shall be entitled to incorporate such certificate, setting out the outstanding amount of all or any part of the Obligations in a notarial certificate (in Hungarian: “ténytanúsítvány”/“ténytanúsító okirat”), the costs of which are to be borne in accordance with the Principal Finance Documents. The Chargor accepts any notarial certificate issued according to this Clause as prima facie evidence except in case of manifest error or fraud on the part of the Chargee.
25.4	Discharge

Where any discharge (whether in respect of this Agreement, or other Security Document for the Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is subsequently avoided or must be restored on bankruptcy (“csődeljárás”), insolvency (“felszámolási eljárás”) or otherwise without limitation, the liability of the Chargor under this Agreement and the rights of the Chargee created hereby and pursuant hereto shall continue as if there had been no discharge or arrangement. The Chargee shall be under no obligation to challenge, contest or otherwise take any steps to remedy any avoidance of any payment, security or other disposition or the restoration thereof by any liquidator, receiver or similar officer on bankruptcy, insolvency or otherwise.

26.	REMEDIES AND WAIVERS

No failure on the part of the Chargee to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law, the Credit Agreement or any other Loan Documents.

27.	SEVERABILITY

If any of the terms hereof is or becomes invalid or unenforceable (or the security purported to be created hereunder or pursuant hereto are ineffective) for any reason under the laws of any jurisdiction or in relation to the Chargor, such invalidity or unenforceability shall, to the fullest extent possible under applicable law, not affect its validity or enforceability in any other jurisdiction or invalidate or make unenforceable any other term hereof. The Parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable with a valid, legal and enforceable provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

28.	ATTORNEY

To the fullest extent permitted by applicable law, the Chargor hereby appoints the Chargee, such appointment being made for the benefit of the Chargee and the other Secured Parties represented by the Chargee and shall be effective if an Enforcement Event has occurred to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Chargor and in its name or in the name of the Chargee and as the Chargor’s attorney in act and deed to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements (including any agreements to which the Chargee itself is a party) certificates and consents and to do any and all such acts and things as the Chargor itself could do in relation to the Charged Assets or in relation to any matters dealt with in this Agreement and which the Chargee may, (upon the reasonable instruction of the Applicable Representative), deem to be necessary in order to give full effect to the purposes of this Agreement. The Chargor will ratify and confirm whatever the Chargee shall do or cause to be done in pursuance of the powers conferred to it hereunder. For the avoidance of any doubt, this Clause constitutes the express consent of the Chargor to the appointment of the Collateral Agent as its representative for the purposes of Article 221 (3) of the Civil Code except that the Collateral Agent shall not be entitled to conclude or amend any agreement between the Chargor and any of the Secured Parties or to waive any rights of the Chargor against any of the Secured Parties.
In order to facilitate the Chargee to give effect to the provisions under Clause 10, the Chargor has granted a power of attorney on the date of this Agreement substantially in the form set out in Schedule 2 (Power of Attorney) of this Agreement. If an Enforcement Event has occurred the Chargee may under its sole discretion utilise such power of attorney to effectuate all or any necessary changes in accordance with this Agreement.

29.	TERMINATION

29.1	The security constituted by this Agreement shall be released, re-assigned, re-transferred and cancelled (as applicable):
(c)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(d)	in accordance with, and to the extent required by, the Intercreditor Arrangements.
29.2	Upon termination of this Agreement and subject to Clause 11.1, the Chargee shall promptly (but in any event within fifteen (15) days), at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order that this Agreement will be terminated and the Charge can be deleted from the Company Register.

29.3	If the Chargor disposes of any of the Quota and that disposal is permitted by the Principal Finance Documents, that Quota shall, unless an Enforcement Event has occurred, be: (a) automatically released, re-assigned, re-transferred and cancelled (as applicable) from the Charge constituted by this Agreement with effect from the day of such disposal or (b) released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent required by, the Intercreditor Arrangements.

29.4	Upon the Chargor disposing of any of the Quota (which disposal is permitted by the Principal Finance Documents), the Chargee shall promptly (but in any event within fifteen (15) days) at the cost of the Chargor, issue all certificates or other documents and sign all other documents and do all such acts as are required by law or requested reasonably by the Chargor in order to release the relevant Quota from the Charge constituted by this Agreement.
30.	POWER TO ASSIGN

To the fullest extent permitted under the laws of Hungary and subject to the terms of the Loan Documents, only the Chargee (but not, for the avoidance of doubt, the Chargor, unless otherwise permitted by the Principal Finance Documents) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Agreement to a replacement Collateral Agent appointed in accordance with the Principal Finance Documents and the Chargor hereby in advance gives its irrevocable consent to, within the meaning of Sections 328-331 of the Civil Code, and hereby in advance irrevocably co-operates with any such assignment and/or transfer (as the case may be) hereunder.

31.	NOTICES

Each notice or other communication to be given or made by a Party under this Agreement shall be given or made in accordance with the First Lien Intercreditor Agreement.

32.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by, and construed in accordance with, Hungarian law.

33.	JURISDICTION

The Parties agree that any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (“Dispute”) shall be referred to a Hungarian court in accordance with the provisions of Act III of 1952 on the code of civil procedure.

34.	LANGUAGE

This Agreement shall be executed in English language only. This Agreement may be translated into Hungarian but in the event of any ambiguity or conflict between the two versions, the English version shall prevail to the extent permitted by law.

35.	AMENDMENTS

35.1	This Agreement may be amended only by a written instrument executed by the Parties in the form of a notarial deed.

35.2	With consideration to the forthcoming potential enactment of a new Hungarian civil code, the Chargor hereby undertakes that, subject to the Agreed Security Principles, upon the request of the Collateral Agent:
35.2.1	it shall agree to an amendment and restatement of this Agreement following the entry into force of such a new civil code, in order to reflect the provisions thereof, to the extent such amendment is necessary to preserve the Charge or to clarify the security position of the Collateral Agent; and

35.2.2	it shall enter into good faith negotiations on the amendment and restatement terms of this Agreement, in order to reflect the provisions of the new civil code, other than those which are referred to in Clause 17.2.1 above.
36.	APPLICATION FOR REGISTRATION
36.1	The Chargee and the Chargor hereby jointly request the Court of Registration to register the Charge created pursuant to this Agreement at the Court of Registration in favour of the Chargee, in the maximum amount of the Obligations.

36.2	The Parties hereby authorise Oppenheim Ügyvédi Iroda (1053 Budapest, Károlyi Mihály u. 12., Hungary) to act before the Court of Registration in connection with the registration (including but not limited to sign any documents in relation thereto) of the Charge with the Company Register.
I, the undersigned, Notary substitute having verified the identity, authorisation and contractual intentions of the Parties and their representatives to enter into this deed, have prepared the present deed on the basis of the written draft put at my disposal. I have informed the legal representatives of the parties of the substance of the transaction contemplated hereby and of its legal consequences. The legal representatives of the parties declared before me that they are fully aware of the content of the present deed’s draft and confirmed that the content of the present deed is in full compliance with the contractual intentions of the Parties represented by them and therefore they requested me not to read the deed out in their presence. Now therefore, the Parties have executed this deed in my presence through the signatures of their duly authorised legal representatives.
Executed at the City of Budapest, on the 29th (twentyninth) day of January 2010 (Two Thousand Ten).
Dr. Horvai-Hillenbrand Péter s.m. Closure Systems International B.V. Vagyonkezelő Korlátolt Felelősségű Társaság, Dr. Pelikán Melinda s.m. Wilmington Trust (London) Limited, Dr. Horvai-Hillenbrand Péter s.m. CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság, Dr. Horvai-Hillenbrand Péter s.m. Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság, Dr. Vető Péter s.m. Notary Substitute, Countersigned: Dr. Stagel Judit s.m. Notary, as permanent substitute for Dr. Bókai Judit Notary

SCHEDULE 1
Form of the Extract of this Quota Charge Agreement
ÜZLETRÉSZ ZÁLOGSZERZŐDÉS KIVONATA
EXTRACT OF QUOTA CHARGE AGREEMENT
a cégnyilvántartásról, a bírósági cégeljárásról és a végelszámolásról szóló 2006. évi V. törvény 2. számú melléklete
II. 1. ea) pontjának figyelembe vételével
with regard to the Clause II.1.ea) of Schedule No. 2 of the Act V of 2006 on Public Company Information, Company
Registration and Winding-up Proceedings
(a továbbiakban: “Kivonat”) amely az alábbi felek között készŰlt Budapesten, 2010. ___. napján létrejött zálogszerződés (a továbbiakban: “Zálogszerződés”) alapján:
(hereinafter referred to as the “Extract”), which has been prepared on the basis of the quota charge agreement entered into by and between the parties named below in Budapest on ________ 2010 (hereinafter referred to as the “Quota Charge Agreement”):
(1)	A Wilmington Trust (London) Limited, amelynek székhelye ([• ]) cím alatt található, képviseli [• ], meghatalmazás alapján,

(1)	Wilmington Trust (London) Limited, having its registered office at: [• ], represented by [• ], under a power of attorney.

mint zálogjogosult (a továbbiakban: “Zálogjogosult”)

as chargee (hereinafter referred to as the “Chargee”),
valamint
and
(2)	CLOSURE SYSTEMS INTERNATIONAL B.V., egy, Hollandia jogszabályai alapján bejegyzett korlátolt felelősségű társaság, amelynek székhelye a Zálogszerződés aláírásakor, Teleportboulevard 140, 1043 EJ Amszterdam, Hollandia cím alatt található, és amelyet az amszterdami Kereskedelmi Kamaránál a 34291082-es számon tartanak nyilván, képviseli dr. Horvai-Hillenbrand Péter, meghatalmazás alapján,

(2)	CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its registered seat as at the date of the Quota Charge Agreement at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, registered with the Chamber of Commerce in Amsterdam with registration number 34291082, represented by dr. Péter Horvai-Hillenbrand, under a power of attorney, mint zálogkötelezett (a továbbiakban: “Zálogkötelezett”)

as chargor (hereinafter referred to as the “Chargor”).

Fent nevezett felek a jelen Kivonatban az alábbiakat kívánják rögzíteni:
The parties named above wish to declare the following in the present Extract:
1.	A Zálogkötelezett és a Zálogjogosult a Zálogszerződéssel üzletrész zálogjogot alapítottak a Zálogjogosult javára Zálogkötelezettnek a CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaságban (székhelye: 8000 Székesfehérvár, Berényi út 72-100., Magyarország; cégjegyzékszáma a Fejér Megyei Bíróság mint Cégbíróságnál: Cg. 07-09-013757, adószáma: 14122952-2-07, a továbbiakban: “Társaság”) fennálló 11.335.780.000,- Ft, azaz tizenegymilliárd-háromszázharmincötmillió-hétszáznyolcvanezer forint névértékű, a Társaság jegyzett tőkéjének 100%-át megtestesítő üzletrészén (a továbbiakban: “Üzletrész”).

The Chargor and the Chargee created a quota charge in favour of the Chargee over the quota of the Chargor held in CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság (having its registered seat as at the date of the Quota Charge Agreement: 8000 Székesfehérvár, Berényi út 72-100., Hungary, company registration number: Cg. 07-09-013757 with the Fejér County Court as the Court of Registration, tax number: 14122952-2-07, hereinafter referred to as the “Company”) with a nominal value of HUF 11,335,780,000.00 (i.e. eleven billion three hundred thirty five million seven hundred and eighty thousand Forint) representing 100% of the Company’s registered capital (hereinafter referred to as the “Quota”) by virtue of the Quota Charge Agreement.

2.	A Zálogkötelezett a jelen Kivonat aláírásával visszavonhatatlan hozzájárulását adja ahhoz, hogy a Zálogjogosult javára az Üzletrészen alapított zálogjog ténye a cégjegyzékben feltüntetésre/bejegyzésre kerüljön (bejegyzési engedély).

Upon signing this Extract the Chargor hereby irrevocably consents that the charge created over the Quota in favour of the Chargee be registered in the company register (consent to registration).

3.	Jelen Kivonat a Zálogszerződés rendelkezései alapján — kizárólag a zálogjog tényének cégjegyzékben történő feltüntetése céljából — készült, és nem helyettesíti a felek között a Zálogszerződésben foglaltak szerint létrejött részletes megállapodást. A Zálogszerződés és jelen Kivonat közötti esetleges ellentmondás vagy eltérés esetén a Zálogszerződés rendelkezései az irányadóak.

This Extract has been prepared on the basis of the terms and conditions set out in the Quota Charge Agreement exclusively for the purpose of registering the charge in the company register, and therefore, it may not substitute the detailed agreement between the parties contemplated in the Quota Charge Agreement. In case of any discrepancy between the Quota Charge Agreement and this Extract, the provisions of the Quota Charge Agreement shall prevail.

4.	Jelen Kivonat magyar nyelven készült.

This Extract has been prepared in the Hungarian language.

5.	A Zálogkötelezett és a Zálogjogosult meghatalmazzák az Oppenheim Ügyvédi Irodát (cím: 1053 Budapest, Károlyi Mihály u. 12.) hogy a Fejér Megyei Bíróságnál, mint Cégbíróságnál a jelen Zálogszerződéssel létrehozott, az Üzletrészen alapított zálogjog bejegyzésével kapcsolatban eljárjon (beleértve, de nem kizárólag bármely, ehhez kapcsolódó dokumentum aláírását).
The Chargor and the Chargee hereby authorise Oppenheim Law Firm (address: 1053 Budapest, Károlyi Mihály u. 12.) to act before the Fejér County Court as the Court of Registration in connection with the registration (including but not limited to sign any documents relating thereto) of the charge over the Quota.
Budapest, 2010 [• ].

WILMINGTON TRUST (LONDON) LIMITED	CLOSURE SYSTEMS INTERNATIONAL B.V.

Zálogjogosult / Chargee	Zálogkötelezett / Chargor

SCHEDULE 2
Power of Attorney

POWER OF ATTORNEY	MEGHATALMAZÁS

Power of Attorney of Closure Systems International B.V. a private company with limited liability, duly incorporated under the laws of The Netherlands, having its seat as at the date of the Quota Charge Agreement (as defined below), at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, registered with the Chamber of Commerce in Amsterdam, The Netherlands, under registration number 34291082 (hereinafter the “Chargor”) hereby
A Closure Systems International B.V., egy, Hollandia jogszabályai alapján bejegyzett korlátolt felelősségű társaság, amelynek székhelye (az alábbiakban meghatározott) Zálogszerződés aláírásakor, Teleportboulevard 140, 1043 EJ Amszterdam, Hollandia, nyilvántartási száma az amszterdami Kereskedelmi Kamaránál 34291082 (a továbbiakban a “Zálogkötelezett”) által adott meghatalmazás:

With reference to:	Hivatkozással

the quota charge agreement concluded on                      2010 between the Chargor and Wilmington Trust (London) Limited (registered office at: [•] as chargee (hereinafter the “Chargee”), acknowledged by CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság (registered office: 8000 Székesfehérvár, Berényi út 72-100., a Zálogkötelezett mint zálogkőtelezett és Wilmington Trust (London) Limited (székhely: [•]), mint zálogjogosult (a továbbiakban a “Zálogjogosult”) kőzőtt 2010. -én megkőtőtt, és a CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság (székhely: 8000 Székesfehérvár, Berényi út 72-100., cégjegyzékszám:
Hungary, registration no.: Cg. 07-09-013757) on creation of the charge in order to secure the Obligations specified in the agreement (the “Quota Charge Agreement”)	Cg. 07-09-013757) által jóváhagyott, üzletrészen alapított zálogszerződésre, amelyben az abban megjelőlt Kőtelezettségek biztosítására zálogjogot alapítottak (az “Üzletrészen Alapított Zálogszerződés”)

to the fullest extent permitted by applicable law, the Chargor hereby	a Zálogkőtelezett az alkalmazandó jogszabályok által megengedett legteljesebb mértékben ezennel

appoints	meghatalmazza

the Chargee, such appointment being made for the benefit of the Chargee and the other Secured Parties represented by the Chargee, if an Enforcement Event (as defined in the Quota Charge Agreement) has occurred, to:
a Zálogjogosultat, amely Zálogjogosult és az általa képviselt többi Kedvezményezett javára, a Kikényszerítési Esemény bekövetkezését kővetöen (az Üzletrészen Alapított Zálogszerződésben definiálva angolul: “Enforcement Event”), hogy:

exercise (or refrain from exercising) any voting rights in respect of the Quota	gyakorolja az Üzletrészhez fűződő szavazati jogokat (vagy azok gyakorlásától tartózkodjon)

at the discretion of the Chargee (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor).	a Zálogjogosult saját belátása szerint (a Zálogkötelezett nevében, vagy egyébként a Zálogjogosult további hozzájárulása vagy felhatalmazása nélkül).

The Chargor will ratify and confirm whatever the Chargee together its successors and permitted assigns shall (upon the reasonable instructions of the Applicable Representative) do or cause to be done in pursuance of the powers conferred to it hereunder.
A Zálogkötelezett hozzájárul és jóváhagy minden, a Zálogjogosult és a Zálogjogosult meghatalmazott képviselője által a jelen Meghatalmazás szerint a Zálogjogosultra ruházott jogok alapján ésszerűen végrehajtott cselekményt.

This Power of Attorney shall be valid until it is withdrawn by written notification thereof to the Chargee.	A jelen meghatalmazás annak a Zálogjogosultnak küldött írásbeli értesítéssel történő visszavonásáig érvényes.

This Power of Attorney has been drafted in the Hungarian and English language. In case of any discrepancy the Hungarian version will prevail.	Jelen meghatalmazás magyar és angol nyelven került kiállításra. Eltérés esetén a magyar nyelvű változat irányadó.
Date/dátum:
For and on behalf of Closure Systems International B.V.

Name:
Title:

A Closure Systems International B.V. által adott meghatalmazást elfogadom.	I hereby accept the Power of Attorney granted by Closure Systems International B.V.
Date/dátum:
For and on behalf of Wilmington Trust (London) Limited

Name:
Title:

SCHEDULE 3
Part I
Credit Agreement
(TO BE INSERTED)

Part II
Senior Secured Note Indenture
(TO BE INSERTED)

Part III
First Lien Intercreditor Agreement
(TO BE INSERTED)

SCHEDULE 1

Form of the Extract of this Quota Charge Agreement
ÜZLETRÉSZ ZÁLOGSZERZŐDÉS KIVONATA
EXTRACT OF QUOTA CHARGE AGREEMENT
a cégnyilvántartásról, a bírósági cégeljárásról és a végelszámolásról szóló 2006. évi V. törvény 2. számú melléklete
II. 1. ea) pontjának figyelembe vételével
with regard to the Clause II.1.ea) of Schedule No. 2 of the Act V of 2006 on Public Company Information, Company
Registration and Winding-up Proceedings
(a továbbiakban: “Kivonat”) amely az alábbi felek között készült Budapesten, 2010.                     . napján létrejött zálogszerződés (a továbbiakban: “Zálogszerződés”) alapján:
(hereinafter referred to as the “Extract”), which has been prepared on the basis of the quota charge agreement entered into by and between the parties named below in Budapest on                      2010 (hereinafter referred to as the “Quota Charge Agreement”):
(1)	A Wilmington Trust (London) Limited, amelynek székhelye ([•]) cím alatt található, képviseli [•], meghatalmazás alapján,

(1)	Wilmington Trust (London) Limited, having its registered office at: [•], represented by [•], under a power of attorney.

mint zálogjogosult (a továbbiakban: “Zálogjogosult”)

as chargee (hereinafter referred to as the “Chargee”),
valamint
and
(2)	CLOSURE SYSTEMS INTERNATIONAL B.V., amelynek székhelye a Zálogszerződés aláírásakor, Teleportboulevard 140, 1043 EJ Amszterdam, Hollandia cím alatt található, és amelyet az amszterdami Kereskedelmi Kamaránál a 34291082-es számon tartanak nyilván, képviseli dr. Horvai-Hillenbrand Péter, meghatalmazás alapján,

(2)	CLOSURE SYSTEMS INTERNATIONAL B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its registered seat as at the date of the Quota Charge Agreement, at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, registered with the Chamber of Commerce in Amsterdam with registration number 34291082, represented by dr. Péter Horvai-Hillenbrand, under a power of attorney, mint zálogkötelezett (a továbbiakban: “Zálogkötelezett”)

as chargor (hereinafter referred to as the “Chargor”).

Fent nevezett felek a jelen Kivonatban az alábbiakat kívánják rögzíteni:
The parties named above wish to declare the following in the present Extract:
6.	A Zálogkötelezett és a Zálogjogosult a Zálogszerződéssel üzletrész zálogjogot alapítottak a Zálogjogosult javára a Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaságban (amelynek szeékhely a Zálogszerződés aláírásakor: 8000 Székesfehérvár, Berényi út 72-100., Magyarország; cégjegyzékszáma a Fejér Megyei Bíróság mint Cégbíróságnál: Cg.07-09-015084, adószáma: 14216143-1-07, a továbbiakban: “Társaság”) fennálló ,- Ft, azaz forint névértékű, a Társaság jegyzett tőkéjének 100%-át megtestesítő üzletrészén (a továbbiakban: “Üzletrész”).

The Chargor and the Chargee created a quota charge in favour of the Chargee over the quota of the Chargor held in the Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság (having its registered seat as at the date of the Quota Charge Agreement, at 8000 Székesfehérvár, Berényi út 72-100., Hungary, company registration number: Cg.07-09-015084 with the Fejér County Court as the Court of Registration, tax number: 14216143-1-07, hereinafter referred to as the “Company”) with a nominal value of HUF (i.e. Forint) representing 100% of the Company’s registered capital (hereinafter referred to as the “Quota”) by virtue of the Quota Charge Agreement.

7.	A Zálogkötelezett a jelen Kivonat aláírásával visszavonhatatlan hozzájárulását adja ahhoz, hogy a Zálogjogosult javára az Üzletrészen alapított zálogjog ténye a cégjegyzékben feltüntetésre/bejegyzésre kerüljön (bejegyzési engedély).

Upon signing this Extract the Chargor hereby irrevocably consents that the charge created over the Quota in favour of the Chargee be registered in the company register (consent to registration).

8.	Jelen Kivonat a Zálogszerződés rendelkezései alapján — kizárólag a zálogjog tényének cégjegyzékben történő feltüntetése céljából — készült, és nem helyettesíti a felek között a Zálogszerződésben foglaltak szerint létrejött részletes megállapodást. A Zálogszerződés és jelen Kivonat közötti esetleges ellentmondás vagy eltérés esetén a Zálogszerződés rendelkezései az irányadóak.

This Extract has been prepared on the basis of the terms and conditions set out in the Quota Charge Agreement exclusively for the purpose of registering the charge in the company register, and therefore, it may not substitute the detailed agreement between the parties contemplated in the Quota Charge Agreement. In case of any discrepancy between the Quota Charge Agreement and this Extract, the provisions of the Quota Charge Agreement shall prevail.

9.	Jelen Kivonat magyar nyelven készült.

This Extract has been prepared in the Hungarian language.

10.	A Zálogkötelezett és a Zálogjogosult meghatalmazzák az Oppenheim Ügyvédi Irodát (cím: 1053 Budapest, Károlyi Mihály u. 12.) hogy a Fejér Megyei Bíróságnál, mint Cégbíróságnál a jelen Zálogszerződéssel létrehozott, az Üzletrészen alapított zálogjog bejegyzésével kapcsolatban eljárjon (beleértve, de nem kizárólag bármely, ehhez kapcsolódó dokumentum aláírását).

The Chargor and the Chargee hereby authorise Oppenheim Law Firm (address: 1053 Budapest, Károlyi Mihály u. 12.) to act before the Fejér County Court as the Court of Registration in connection with the registration (including but not limited to sign any documents relating thereto) of the charge over the Quota.
Budapest, 2010 [•].

WILMINGTON TRUST (LONDON) LIMITED	CLOSURE SYSTEMS INTERNATIONAL B.V.

Zálogjogosult / Chargee	Zálogkötelezett / Chargor

SCHEDULE 2
Power of Attorney

POWER OF ATTORNEY	MEGHATALMAZÁS

Power of Attorney of Closure Systems International B.V. a private company with limited liability, duly incorporated under the laws of The Netherlands, having its seat as at the date of the Quota Charge Agreement (as defined below) at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, registered with the Chamber of Commerce in Amsterdam, The Netherlands, under registration number 34291082 (hereinafter the “Chargor”) hereby
A Closure Systems International B.V., egy, Hollandia jogszabályai alapján bejegyzett korlátolt felelősségű társaság, amelynek székhelye (az alábbiakban meghatározott) Zálogszerződés aláírásakor, Teleportboulevard 140, 1043 EJ Amszterdam, Hollandia, nyilvántartási száma az amszterdami Kereskedelmi Kamaránál 34291082 (a továbbiakban a “Zálogkötelezett”) által adott meghatalmazás:

With reference to:	Hivatkozással

the quota charge agreement concluded on 2010 between the Chargor and Wilmington Trust (London) Limited (registered office at: [•] as chargee (hereinafter the “Chargee”), acknowledged by Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság (registered office: 8000 Székesfehérvár, Berényi út 72-100., Hungary, registration no.: Cg. 07-09-015084) on creation of the charge in order to secure the Obligations specified in the agreement (the “Quota Charge Agreement”)	a Zálogkötelezett mint zálogkötelezett és a Wilmington Trust (London) Limited (székhely:
[•]), mint zálogjogosult (a továbbiakban a “Zálogjogosult”) között 2010. -én megkötött, és a Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság (székhely: 8000 Székesfehérvár, Berényi út 72-100., cégjegyzékszám: Cg. 07-09-015084) által jóváhagyott, üzletrészen alapított zálogszerződésre, amelyben az abban megjelölt Kötelezettségek biztosítására zálogjogot alapítottak (az “Üzletrészen Alapított Zálogszerződés”)

to the fullest extent permitted by applicable law, the Chargor hereby	a Zálogkötelezett az alkalmazandó jogszabályok által megengedett legteljesebb mértékben ezennel

Appoints	meghatalmazza

the Chargee, such appointment being made for the benefit of the Chargee and the other Secured Parties represented by the Chargee, if an Enforcement Event (as defined in the Quota Charge Agreement) has occurred and is continuing, to:
a Zálogjogosultat, amely Zálogjogosult és az általa képviselt többi Kedvezményezett javára, a Kikényszerítési Esemény bekövetkezését követően (az Üzletrészen Alapított Zálogszerződésben definiálva angolul: “Enforcement Event”), hogy:

exercise (or refrain from exercising) any voting rights in respect of the Quota	gyakorolja az Üzletrészhez fűződő szavazati jogokat (vagy azok gyakorlásától tartózkodjon)

at the discretion of the Chargee (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor).	a Zálogjogosult saját belátása szerint (a Zálogkötelezett nevében, vagy egyébként a Zálogjogosult további hozzájárulása vagy felhatalmazása nélkül).

The Chargor will ratify and confirm whatever the Chargee together its successors and permitted assigns shall (upon the reasonable instructions of the Applicable Representative) do or cause to be done in pursuance of the powers conferred to it hereunder.
A Zálogkötelezett hozzájárul és jóváhagy minden, a Zálogjogosult és a Zálogjogosult meghatalmazott képviselője által a jelen Meghatalmazás szerint a Zálogjogosultra ruházott jogok alapján ésszerűen végrehajtott cselekményt.

This Power of Attorney shall be valid until it is withdrawn by written notification thereof to the Chargee.	A jelen meghatalmazás annak a Zálogjogosultnak küldött írásbeli értesítéssel történő visszavonásáig érvényes.

This Power of Attorney has been drafted in the Hungarian and English language. In case of any discrepancy the Hungarian version will prevail.	Jelen meghatalmazás magyar és angol nyelven került kiállításra. Eltérés esetén a magyar nyelvű változat irányadó.
Date/dátum:
For and on behalf of Closure Systems International B.V.

Name:
Title:

A Closure Systems International B.V. által adott meghatalmazást elfogadom.	I hereby accept the Power of Attorney granted by Closure Systems International B.V.
Date/dátum:
For and on behalf of Wilmington Trust (London) Limited

Name:
Title:

SCHEDULE 3
Part I
Credit Agreement
(TO BE INSERTED)

Part II
Senior Secured Note Indenture
(TO BE INSERTED)

Part III
First Lien Intercreditor Agreement
(TO BE INSERTED)
[ADDITIONAL NOTARIAL CERTIFICATION INSERTED]